Excelsior Private Markets Fund II (Master), LLC

ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

THIS ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT is made and entered into as of the 17th day of August, 2011, by and between J.D. Clark & Company (the “Administrator") and Excelsior Private Markets Fund II (Master), LLC ("Excelsior").

WITNESSETH:

WHEREAS, Excelsior is registered as a closed-end, non-diversified management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, Excelsior desires to retain the Administrator to provide certain administrative, accounting and tax services to Excelsior and the Administrator desires to provide such services;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby the parties hereto agree as follows:

1.          Definitions. As used in this Agreement:

(a)        "1933 Act" means the Securities Act of 1933, as amended.

(b)        "1934 Act" means the Securities Exchange Act of 1934, as amended.

(c)        "Authorized Person" means any person duly authorized by Excelsior's Board of Managers to give Oral Instructions and Written Instructions on behalf of Excelsior and listed on the Authorized Persons Appendix attached hereto and made a part hereof or any amendment thereto as may be received by the Administrator. An Authorized Person's scope of authority may be limited by Excelsior by setting forth such limitation in the Authorized Persons Appendix.

(d)        "Board of Managers" shall have the same meanings as set forth in Excelsior's Company Agreement.

(e)        "CEA" means the Commodities Exchange Act, as amended.

(f)         “Company Agreement” is the limited liability company agreement of Excelsior.

(g)        "GLB Act" means the Gramm-Leach-Bliley Act, as amended.

(h)        "Member" or “Members” shall have the same meanings as set forth in the Company Agreement.

(i)         "Oral Instructions" mean oral instructions received by the Administrator from an Authorized Person or from a person reasonably believed by the Administrator to be an Authorized Person.

(j)         "SEC" means the Securities and Exchange Commission.

(k)        "Securities Laws" means the 1933 Act, the 1934 Act, the 1940 Act and the CEA.

(l)         "Written Instructions" mean written instructions signed by an Authorized Person and received by the Administrator. The instructions may be delivered by hand, mail, tested telegram, cable, telex or facsimile sending device.

2.          Appointment. Excelsior hereby appoints the Administrator to provide administrative and accounting services, in accordance with the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to furnish such services.

3.          Compliance with Rules and Regulations. The Administrator undertakes to comply with all applicable requirements of the Securities Laws, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by the Administrator hereunder. Except as specifically set forth herein, the Administrator assumes no responsibility for such compliance by Excelsior.

4.          Records; Visits.

(a)        The books and records pertaining to Excelsior which are in the possession or under the control of the Administrator shall be the property of Excelsior. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. Excelsior and Authorized Persons shall have access to such books and records at all times during the Administrator's normal business hours. Upon the reasonable request of Excelsior, copies of any such books and records shall be provided by the Administrator to Excelsior or to an Authorized Person, at Excelsior's expense.

(b)        The Administrator shall keep the following records:

(i)         all books and records with respect to Excelsior's books of account;

(ii)        records of Excelsior's securities transactions; and

(iii)       such specific books and records, set forth below, as Excelsior is required to maintain pursuant to Rule 31a-1 and Rule 31a-2 of the 1940 Act in connection with the services provided by the Administrator hereunder:

(a) Shareholder Transactions Journal

(b) Portfolio Transactions Journal

(c) Cash Receipts and disbursements Journal including Cash Reconciliations

(d) Transactions Journal

(e) General Ledger

(f) Portfolio Securities Ledger

(g) Capital Share Ledger including NAV Calculation Schedules ("pricing sheets"), and

(h) Trial Balance

5.         Description of Services. The Administrator will perform the following administration and accounting services:

(a)         Establish, periodically review and update Excelsior's accounting systems and internal controls;

(b)         Evaluate accounting and recordkeeping procedures and practices of investment managers being considered for investment by Excelsior;

(c)         Monitor accounting and recordkeeping procedures and practices of investment managers retained by Excelsior;

(d)         Consult with investment managers to obtain accurate and timely performance evaluations on a monthly basis;

(e)         Prepare quarterly performance summary for Excelsior;

(f)          Prepare detailed quarterly reports for Members of Excelsior;

(g)         Establish and maintain on a quarterly basis, the Member interests in the Company, and prepare and record all transactions, including capital commitments, capital calls, draw downs, and distributions;

(h)         Provide Excelsior with an estimate of tax gains and losses and other allocations with respect to each Member of Excelsior, as of December 15 of each year and at such other times that are practicable, as may be requested by Excelsior;

(i)          Consult with the auditors designated by Excelsior to establish procedures for the annual audit of Excelsior and prepare such reports and other information as may be requested by such auditors;

(j)          Consult with attorneys retained by Excelsior to ensure compliance with the Company Agreement;

(k)         Prepare and file Excelsior's Annual, Semi-Annual and Quarterly Reports with the SEC on Forms N-SAR, N-CSR, N-Q and N-PX via EDGAR;

(l)          Prepare for execution and file Excelsior's Federal Form 1065 and state tax returns;

(m)        Prepare annual Form K-1's and supplementary schedules for Members in accordance with applicable tax regulations;

(n)         Maintain the register of Members of Excelsior and enter on such register all issues, transfers and repurchases of interests in Excelsior;

(o)         Calculate net asset value of Excelsior;

(p)         Calculate and invoice the Company for the amount of quarterly advisory fees due from each Member;

(q)         Calculate any carried interests due to the Special Member and/or its affiliate for each Member;

(r)          Arrange for the calculation of the issue prices of interests in Excelsior in accordance with the Company Agreement;

(s)         Allocate income, expenses, gains and losses to individual Members' capital accounts in accordance with applicable tax laws and with the Company Agreement;

(t)          Retain in a safe place Share Registers and transfer forms for a period of at least six years from the time of execution;

(u)         On a monthly basis (or more frequently, if deemed necessary) compare the register of Members against the Office of Foreign Asset Control’s (“OFAC”) Watch List (as promulgated by the U.S. Treasury Department) and the U.S. Securities and Exchange Commission Watch List (as periodically updated by the SEC). If there is a match between the Member List and OFAC’s Watch List, the Administrator shall notify Excelsior, or a designee, of all account matches against such list, including information regarding the nature of the match;

(v)         Maintain and provide to Excelsior current client identification profile of Members of Excelsior who are not clients of Bank of America Corporation and its affiliates to the extent that Excelsior has provided Administrator with subscription documents containing information necessary to create client information profiles relating to such Members. Client identification profile information shall include Member name, address and tax identification number.

(w)        Mail the annual privacy notice to Members of Excelsior who are not clients of Bank of America Corporation and its affiliates; and

(x)         Coordinate processing of treasury services which shall include (i) setting up new bank accounts for the Fund, (ii) providing cash reconciliations to Fund monthly or upon request, and (iii) coordinate, execute and give third party approval for all cash movements in accordance with the Fund’s offering documents, for investors subscriptions/redemptions, manager investments subscriptions/redemptions and payment of all fees and expenses for the Fund.

6.          Standard of Care. The Administrator shall be obligated to exercise reasonable care and diligence in the performance of its duties hereunder, to act in good faith and to use its best efforts in performing the services provided for under this Agreement. The Administrator shall be liable for any damages arising out of the Administrator's failure to perform its duties under this Agreement to the extent such damages arise out of the Administrator's willful misfeasance, bad faith, negligence or reckless disregard of such duties.

7.          Compensation.

(a)        Excelsior shall pay the Administrator, on a quarterly basis, within ten days after the end of each calendar quarter, a fee which shall be equal to the greater of (i) $12,500 or (ii) .0002 times net assets under management by Excelsior as of the first day of such calendar quarter for $0 to $100,000,000 of net assets, plus .00015 times net assets under management by Excelsior as of the first day of such calendar quarter for $100,000,001 to $200,000,000 of net assets, plus .0001 times net assets under management by Excelsior as of the first day of such calendar quarter in excess of $200,000,000 of net assets, plus a tax compliance and preparation fee of $2,500 per calendar quarter, plus an audited financial statement preparation fee of $1,250 per calendar quarter.

(b)        Administrator shall not be required to pay or finance any costs and expenses incurred in the operation of Excelsior, including, but not limited to: SEC fees; mailing of Offering Documents, notices, forms and applications and proxy materials for regulatory purposes and for distribution to current Investors; mailing and other costs of Investor reports; expenses in connection with the electronic transmission of documents and information including electronic filings with the SEC.

8.         Confidential Information. The Administrator will have access to and become acquainted with records of and information relating to Excelsior, its Members and affiliates (collectively, "Confidential Information"). Neither the Administrator nor any of its officers, employees or agents shall disclose any of the Confidential Information (including any client list or other confidential information relating to the businesses of Excelsior or its affiliates), directly or indirectly, or use them in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of performing duties for Excelsior under this Agreement and unless the disclosure of any such Confidential Information is otherwise consented to, in writing, by Excelsior. As used in this Section 8 the term "Confidential Information" does not include information that (a) becomes or has been generally available to the public other than as a result of disclosure by the Administrator; (b) was available to the Administrator on a nonconfidential basis prior to its disclosure by Excelsior or any of its affiliates; or (c) is independently developed or becomes available to the Administrator on a nonconfidential basis from a source other than Excelsior or its affiliates.

Further, the Administrator will adhere to all applicable laws and regulations relating to consumer privacy, including the GLB Act ("Privacy Law"), and to the privacy policies adopted by Excelsior pursuant to Title V of the GLB Act. Notwithstanding the foregoing, the Administrator will not share any nonpublic personal information concerning any of Excelsior's Members with any non-affiliated party unless specifically directed by Excelsior or allowed under one of the exceptions noted under Privacy Law. The Administrator shall (a) cause its employees and agents to be informed of, and to agree to be bound by, Privacy Law and the relevant provisions of this Agreement, and (b) maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, any nonpublic personal information concerning any of Excelsior's Members.

9.         Liaison with Accountants. The Administrator shall act as liaison with Excelsior's independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules. The Administrator shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such auditors and accountants in a timely fashion for the expression of their opinion, as required by Excelsior.

10.       Disaster Recovery. In the event of equipment failures, the Administrator shall, at no additional expense to Excelsior, take reasonable steps to minimize service interruptions. The Administrator shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by the Administrator's own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties or obligations under this Agreement.

11.       Other Services. Other services rendered at the option or request Excelsior that are not outlined in Section 5 above, shall be billed at an hourly rate of $100.

12.       Term. This Agreement shall continue until terminated by Excelsior or the Administrator on sixty days' prior written notice to the other party.

13.       Notices. All notices and other communications, including Written Instructions, shall be in writing or by confirming telegram, cable, telex or facsimile sending device. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered. Notices shall be addressed (a) if to the Administrator, at J. D. Clark & Company, 2225 Washington Boulevard, Suite 300, Ogden, Utah 84401; (b) if to Excelsior, at Bank of America Capital Advisors LLC, 225 High Ridge Road, Stamford, CT 06905, Attn: Steven L. Suss; or (c) if to neither of the foregoing, at such other address as shall have been provided by like notice to the sender of any such notice or other communication by the other party.

14.       Amendments. This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.

15.       Delegation; Assignment. This Agreement and the rights and duties of the parties herein may not be assigned or delegated by any party without the written consent of each party.

16.       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17.       Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

18.       Miscellaneous.

(a)       Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties and Oral Instructions.

(b)       Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(c)       Governing Law. This Agreement shall be deemed to be a contract made in Utah and governed by Utah law, without regard to principles of conflicts of law.

(d)       Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

(e)       Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(f)        Facsimile Signatures. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

EXCELSIOR PRIVATE MARKETS FUND II (MASTER), LLC

/s/ Steven L. Suss
By: Steven L. Suss

Title: Chief Financial Officer

J. D. CLARK & COMPANY

/s/ Jeffrey D. Clark
By: Jeffrey D. Clark

Title: Chief Executive Officer